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                                                                     EXHIBIT 2.9


                              AMENDMENT NO. ONE TO

                          AGREEMENT AND PLAN OF MERGER


        This Amendment No. One to Agreement and Plan of Merger (the "Amendment") is entered into as of July 15, 1999 by and among LA SALSA HOLDING CO., INC., a Delaware Corporation (the "Company"), SANTA BARBARA RESTAURANT GROUP, INC., a Delaware corporation ("Parent"), LA SALSA MERGER, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub").

                                R E C I T A L S:

        A. The Company, Parent and Sub have entered into that certain Agreement and Plan of Merger, dated as of June 8, 1999 (the "Agreement"), pursuant to which Sub will merge with and into the Company, thereby causing the Company to become a wholly-owned subsidiary of Parent; and

        B. The parties desire to amend the Agreement as hereinafter set forth.

        NOW, THEREFORE, the parties agree as follows:

        1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement, as amended hereby.

        2. Escrow Notes. Section 2.6 shall be amended and restated to read, in its entirety, as follows:

        "At the Effective Time, (i) for purposes of securing claims for indemnification pursuant to Section 9.2(a), Parent Notes in an aggregate principal amount of $1,700,000 issuable to the Company's stockholders on a pro rata basis (the "Escrow Notes"), shall be registered in the names of the stockholders of the Company or in the name of the stockholder's representative (the "Holders' Representative"), as agent for such stockholders, but shall be deposited with an institution selected by Parent and the Company, as escrow agent (the "Escrow Agent"), pursuant to the terms of an escrow agreement substantially in the form of Exhibit F hereto (the "Escrow Agreement") by and among Parent, the Escrow Agent and the Company's stockholders or the Holders' Representative.

        3. Indemnification. Sections 9.2(a) and 9.2(b) shall be amended and restated to read, in their entirety, as follows:

        9.2 Indemnification Provisions for Benefit of Parent.

            (a) Subject to the provisions of this Article IX, Parent, the Company and Sub, together with their directors, officers, stockholders, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the Parent Indemnified Parties arising out of any (i) breach of the representations, warranties, covenants or agreements of the Company set forth

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herein (the "Breach Damages"), (ii) failure to obtain the consent, approval or waiver required under any Lease as a result of the consummation of the transactions contemplated by this Agreement (the "Lease Damages" and, together with the Breach Damages, the "Parent Indemnifiable Damages") (iii) claim or action by either Diane Hardesty or DiNata, Inc., a franchisee of the Company, related to facts or circumstances that exist as of the Effective Time (the "Hardesty/DiNata Claim Damages") or (iv) claim or action by Willibaldo Reyes ("Reyes"), including, but not limited to, the Equal Employment Opportunity Commission claim made by Reyes (the "Reyes Claim Damages" and, together with the Hardesty/DiNata Claim Damages, the "Specific Claim Damages").

        For purposes of indemnification under Section 9.2(a)(ii), the Lease Damages shall be calculated by determining the reduction in the amount of annual earnings before interest, taxes, depreciation and amortization ("EBITDA") of the store that is subject to the Lease for which consent, approval or waiver was not obtained, compared to the EBITDA of that store for the twelve (12) month period ended December 31, 1998, and multiplying such reduction by 3.5. In the event that a store is closed as a result of the failure to obtain a required consent, approval or waiver, the Lease Damages shall be calculated based upon the EBITDA of that store for the 12 month period ended December 31, 1998, multiplied by 3.5.

        The Parent Indemnified Parties shall not be entitled to indemnification under Section 9.2(a)(i) and (ii) until the Parent Indemnifiable Damages exceed $100,000 (the "Indemnity Threshold") but once exceeded shall be entitled to indemnification for all Parent Indemnifiable Damages, inclusive of the Indemnity Threshold, subject to the provisions of Section 9.2(b).

        The Parent Indemnified Parties may obtain indemnification for any Parent Indemnifiable Damages or Specific Claim Damages to which this Section 9.2 relates only if they make a claim for indemnification within the Indemnification Period (as defined below).

        (b) The Escrow Notes shall be registered in the names of the stockholders of the Company or in the name of the Holders' Representative, but shall be deposited with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement (the "Escrow Fund"). The adoption and approval of this Agreement by the Company's stockholders in accordance with the DGCL shall constitute approval for the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Notes in escrow and the appointment of the Holders' Representative to act for and on behalf of the stockholders of the Company to give and receive notices and communications, to authorize delivery of any of the Escrow Notes from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representative for the accomplishment of the foregoing.

        Parent and Sub agree that the sole and exclusive remedy of the Parent Indemnified Parties against the stockholders for any Parent Indemnifiable Damages and/or any Specific Claim Damages shall be limited to the Escrow Notes (or the Parent Shares issuable upon conversion of the Escrow Notes) deposited into the Escrow Fund. At any time on or before eighteen (18) months after the Effective Time (the "Indemnification Period"), if the Parent Indemnified Parties make a claim for Parent Indemnifiable Damages or Specific Claim Damages and are entitled to indemnification pursuant to Section 9.2(a), the Escrow Agent shall, upon compliance with the procedures set forth in the Escrow Agreement, release to the Parent Indemnified Parties such amount from the Escrow Fund that is equal in value to such Parent Indemnifiable Damages or Specific Claim Damages, as the case may be. Escrow Notes (or Parent Shares issuable upon conversion thereof) so released shall be


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valued as set forth in the Escrow Agreement. Upon distribution by the Escrow
Agent to the Parent Indemnified Parties pursuant to this Section, the Escrow Fund will be correspondingly reduced. At the end of the Indemnification Period, the Escrow Agent shall release to the stockholders of the Company on a pro rata basis the Escrow Notes (or Parent Shares issuable upon conversion thereof), less any amount of Escrow Notes (or Parent Shares issuable upon conversion thereof), released from the Escrow Fund during the Indemnification Period as payment for any Parent Indemnifiable Damages or Specific Claim Damages and less any Escrow Notes (or Parent Shares issuable upon conversion thereof) necessary to cover any unresolved claims made by Parent Indemnified Parties prior to the expiration of the Indemnification Period, and the Escrow shall remain in full force and effect, but only as it relates to claims for any claims for indemnification made during the Indemnification Period which remain in dispute or which have not otherwise been resolved as of the end of the Indemnification Period.

        4. Nature of Indemnification Payments. Section 9.5 shall be amended and restated to read, in its entirety, as follows:

        "Except as set forth in Article X below, Parent and Sub agree that the sole and exclusive remedy of the Parent Indemnified Parties against the stockholders for any damage, loss, liability or expense under this Agreement or in connection with the transactions contemplated hereunder shall be limited to the Escrow Fund as described in Section 9.2(b) above and the Escrow Agreement."

        5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        The parties hereto have caused this Amendment No. One to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.


                                     SANTA BARBARA RESTAURANT GROUP, INC.


                                     By: /s/ THEODORE ABAJIAN
                                        ---------------------------------------
                                        Name: Theodore Abajian
                                        Title:  Chief Financial Officer


                                     LA SALSA MERGER, INC.


                                     By: /s/ THEODORE ABAJIAN
                                        ---------------------------------------
                                        Name: Theodore Abajian
                                        Title: Chief Financial Officer


                                     LA SALSA HOLDING CO., INC.


                                     By: /s/ CHARLES LYNCH
                                        ---------------------------------------
                                        Name: Charles Lynch
                                        Title: